CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated February 9, 2024 and is effective as of March 6, 2024 (the “Effective Date”) by and between Spero Therapeutics, Inc., with offices located at 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139, together with its subsidiaries and affiliates (collectively, “Spero”) and Tamara Joseph (“Consultant”). Spero and Consultant shall be referred to individually as a “Party” and together as the “Parties”.

1.
Description of Services.

A.
Consultant is hereby retained by Spero to perform the following consulting services (the “Services”): to advise Spero on legal matters, as requested in writing by Spero’s Chief Executive Officer or his designee, from time to time.

B.
Consultant shall perform the Services personally, without resort to any delegate or assignee without the prior written permission of Spero, and in conformity with generally accepted professional standards.

2.
Representations, Warranties, and Covenants. Consultant represents and warrants:

A.
Consultant has no authority (and shall not hold himself/herself out as having authority) to bind Spero without prior written authorization.

B.
Consultant (i) has disclosed to Spero any potential conflict of interest in connection with the provision of Services hereunder; (ii) is not under any existing obligation that is inconsistent with this Agreement or would restrict or conflict with the performance of Consultant’s obligations hereunder; and (iii) shall promptly disclose to Spero any such conflict that may arise during the term of this Agreement. In the event that any conflict of interest arises, Spero, as it deems necessary, shall have the right to terminate this Agreement and/or require Consultant to refrain from performing any portion of the Services related to the conflict of interest. Nothing in this Section shall be construed so as to relieve Consultant of any of his/her obligations under this Agreement.

C.
That the terms of this Agreement do not violate the terms of any other contractual or legal obligations Consultant may have or any policies of any institution with which Consultant is associated or employed.

D.
Consultant is not affiliated with the U.S. Department of Veterans Affairs, the National Institutes of Health or any other federal, state, or local government institution, or, if Consultant is so affiliated, Consultant has provided a signed acknowledgement form of an authorized official from said institution before executing this Agreement.

E.
Consultant will comply with all applicable laws with respect to the Services performed under this Agreement including without limitation, and as applicable, the Health Insurance Portability and Accountability Act of 1996, the Foreign Corrupt Practices Act of 1977, and the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions; any amendments to and regulations promulgated under all of the foregoing laws; and all comparable state and local laws applicable to the Services.

F.
Consultant is not debarred under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335a (a) and (b), as amended. Consultant also represents and warrants that Consultant is not sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Section 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, or excluded from

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any Federal agency or program. Consultant agrees to notify Spero immediately in the event that Consultant becomes debarred, suspended, excluded, or otherwise sanctioned, or receives notice of such action.

3.
Compensation and Payment.

A.
In consideration for Consultant’s performance of the Services, Spero shall pay Consultant three hundred ninety-five dollars ($395) per hour.

B.
The equity that the Consultant received from Spero under Spero’s 2017 Stock Incentive Plan and 2019 Stock Incentive Plan (the “Equity Plans”) shall continue to vest in accordance with the terms of the Equity Plans during the term of this Agreement. Consultant may exercise any vested options or restricted stock units during the term of this Agreement and for ninety (90) days thereafter in accordance with the terms of the Equity Plans and the terms of any Stock Option Grant Notice or Stock Option Agreement or Restricted Stock Unit Agreement issued under the Equity Plans.

C.
Spero shall reimburse Consultant for authorized, documented and reasonable travel and other direct out-of-pocket expenses incurred by Consultant during the performance of the Services under this Agreement.

D.
Consultant shall submit invoices that reference the purchase order number issued by Spero to invoices@sperotherapeutics.coupahost.com. Spero shall make payments to Consultant within thirty (30) days of receipt of invoices.

4.
Confidentiality; Restrictions on Publications.

A.
In the course of performing the Services, Consultant may be given, or have access to, confidential and proprietary information of Spero or Spero’s business partners, including, but not limited to, information relating to pricing, marketing strategies and tactics, products, processes, methods, techniques, formulas, compositions, compounds, financial data, personal data, computer programs, customer and supplier lists, contacts or knowledge of customers or prospective customers of Spero, clinical research and development, and/or the approval, administration, use or experience of any or all of Spero or Spero’s business partners’ products (whether approved or in development), all of which information is considered confidential by Spero and of irreplaceable value (collectively, “Confidential Information”).

B.
Consultant hereby agrees to use such Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, solely to render the Services pursuant to this Agreement. Consultant further agrees that all files, documents, records and similar items relating to any Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the Confidential Information of Spero. During the term of this Agreement and for a period of ten (10) years from the date of the Agreement’s termination or expiration, Consultant shall not use or disclose to any third party any Confidential Information without Spero’s prior written consent.

C.
At any time, upon request by Spero, or immediately on the expiration or earlier termination of this Agreement, whichever event occurs first, Consultant shall return to Spero or destroy (and certify such destruction in writing) all originals and copies of Confidential Information, including, but not limited to, any files, notes, memoranda, documents, records, analyses, any and all excerpts or other similar items, whether in written, electronic or other format.

D.
Consultant shall not publish, nor submit for publication, any document describing, resulting from, or otherwise related to the performance of the Services without obtaining Spero’s prior written consent.

E.
Consultant shall keep confidential the existence of this Agreement and the terms of this

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Agreement. Consultant agrees not to identify Spero in any of Consultant’s marketing materials, lists of clients or for any other purpose whatsoever without Spero’s prior written consent.

F.
Consultant’s obligations under this Section 4 shall not apply to any Confidential Information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 4, (ii) is approved for release by written authorization of an officer of Spero, (iii) at the time of disclosure is, or thereafter becomes, available to the Consultant from a third party source on a non-confidential basis, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Consultant by any legal, fiduciary or contractual obligation, (iv) was known by or in the possession of the Consultant, as established by documentary evidence, prior to being disclosed by or on behalf of Spero in connection with the Services, or (v) was or is independently developed by Consultant, as established by documentary evidence, without reference to or use of, in whole or in part, any Confidential Information.

G.
If the Consultant is required by order, subpoena, summons, law or regulation to disclose any Confidential Information, the Consultant shall (i) notify Spero as promptly as practicable in writing of such requirement so that Spero may seek a protective order or other appropriate remedy, (ii) furnish only that portion of the Confidential Information which the Consultant is legally required to disclose, in accordance with advice of counsel, and (iii) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. The Consultant shall, at the sole expense of Spero, cooperate with Spero in its efforts to obtain a protective order or reliable assurance that only the designated portion of the Confidential Information shall be disclosed.

H.
Consultant shall not disclose to Spero any information which is confidential or proprietary to a third party without first obtaining the written consent of both such third party and Spero.

I.
Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information identified as a trade secret by Spero shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under applicable law.

5.
Intellectual Property. All inventions, discoveries, information, data, concepts, reports, innovations or other intellectual property (collectively, “Intellectual Property”) that may arise from Consultant’s performance of the Services shall be promptly disclosed to Spero, and title thereto shall immediately vest in Spero or such designated member of Spero. Consultant agrees that all information and written materials prepared in the performance of the Services to be “works for hire” and copyright therein shall immediately vest in Spero or such designated member of Spero. During the term of this Agreement and thereafter, Consultant agrees to cooperate fully with, and assist Spero in filing, prosecuting patent, trademark and/or copyright applications and otherwise protecting Spero’s rights to the Intellectual Property described in this Section 5. In this regard, Consultant agrees to execute any assignments and other documents as Spero deems necessary to protect its rights to any such Intellectual Property.

6.
Independent Contractor. Spero and Consultant agree that Consultant’s status under this Agreement shall be that of an independent contractor and that Consultant is not an agent or employee of Spero. Consultant acknowledges and agrees that Consultant is not entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment, medical or pension payments, paid time off, tax withholding or other benefits routinely provided to employees.

7.
Term and Termination.

A.
The term of this Agreement shall commence on the Effective Date and subject to earlier termination in accordance with this Agreement, shall continue until December 6, 2024, when it will automatically expire.

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B.
Either Party may terminate this Agreement at any time upon fifteen (15) days’ prior written notice to the other Party. During such notice period, Consultant shall continue to perform the Services unless otherwise requested by Spero.

C.
Either Party may terminate this Agreement immediately upon written notice to the other Party if said other Party commits a material breach of any term hereof which is not cured to the satisfaction of the non-breaching Party within fifteen (15) days of written notice of said breach.

D.
The provisions of Sections 2, 4, 5, 8, 9, 10, 11, and 15 shall survive any termination or expiration of this Agreement.

8.
Receipt of Reportable Information by Consultant.

A.
To the extent any Services performed by Consultant pursuant to this Agreement result in Consultant’s collection, receipt or other form of knowledge of any information about Spero drug products (collectively, “Product(s)”), from any source, in any form, relating to an Adverse Drug Experience (“Reportable Information”), Consultant represents and warrants that he/she shall cooperate with Spero as set forth in this provision.

B.
For purposes of this Section 8, the term “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

C.
An Adverse Event can therefore be any unfavorable and unintended sign (including abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

D.
A serious Adverse Event or reaction is any untoward medical occurrence that at any dose results in death, is life-threatening (an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe), requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect.

E.
Consultant shall preserve the original record of such Reportable Information and within one (1) business day on which such Reportable Information was received or otherwise became known to Consultant, Consultant shall submit a copy of such records and information to Spero, including (i) the identification and contact information for both the person receiving the Reportable Information and the person submitting such Reportable Information to Spero; (ii) the date on which Consultant received the Reportable Information; and (iii) the identification of the Product(s) in question and all known facts regarding the event underlying the Reportable Information, including identifying the subject thereof.

9.
Injunctive Relief. Without limiting Spero’s remedies in any way, Consultant agrees that Spero shall be entitled to injunctive relief to prevent any actual or threatened breach or continuing breaches by Consultant of this Agreement since such actual or threatened breach would cause irreparable harm to Spero that could not reasonably or adequately be compensated by damages in an action of law.

10.
Liability and Indemnification. Spero shall not be liable for any loss, injury or damage incurred by Consultant or by a third party as a result of Consultant’s performance of the Services, including any loss, injury or damage resulting from the negligent or willful act or omission by Consultant. Consultant shall indemnify and hold Spero harmless from any liability, loss, cost and expense (including attorneys’ fees and costs) incurred by Spero as a result of Consultant’s negligent acts or omissions or breach of this Agreement.

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11.
Compliance with Law.

A.
Consultant acknowledges that Spero from time to time may have agreements with government agencies that impose obligations or restrictions on Spero regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions known to Consultant and to take all action necessary to discharge the obligations of Spero under such agreements. By signing this Agreement, Consultant consents to Spero:

i.
Collecting, processing and storing Consultant’s information, including his/ her contact details, and the payments and transfers of value made to the Consultant under this Agreement.

ii.
Making public disclosures of such information in accordance with the applicable laws, regulations or codes of conduct. Such disclosures may be made using any media (paper or electronic), web-site or platform, including an industry association’s electronic platform. The information to be published will clearly identify the Consultant and the types of transfers of value he or she received from Spero.

iii.
Disclosing such information to pharmaceutical industry associations and/or competent authorities for compliance with applicable laws, regulations or codes of conduct.

12.
Privacy. Consultant shall comply with the provisions of the Privacy and Security Addendum attached hereto and incorporated by reference as Exhibit A.

13.
Notice and Notification. Any notice, report or other written communication required or permitted to be made or given hereunder may be made or given by either Party to the other by personal in hand delivery; by first class mail, postage prepaid; by electronic mail; or by air courier to the mailing address set forth above or to such other address as either Party shall designate by written notice, similarly given, to the other Party. Notices to Spero will be marked “Attention: Legal”. Notices or written communications shall be deemed to have been sufficiently made or given (i) if by personal in hand delivery, when performed; (ii) if by electronic mail, when promptly confirmed by reply of the receiving party; (iii) if mailed, three (3) days after being deposited in the mail, postage prepaid; or (iv) if by air courier, one (1) day after delivery to the air courier company.

14.
Assignment. Neither Party may assign all or any part of this Agreement without the prior written consent of the other Party; provided, however, that Spero may assign this Agreement to a corporate affiliate or to a successor to all or substantially all of its business without obtaining prior written consent from Consultant.

15.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Each Party agrees to submit to the exclusive jurisdiction of the courts of Boston, MA over any claim or matter arising under or in connection with this Agreement.

16.
Amendments. This Agreement may not be amended except in writing signed by duly authorized representatives of both Parties.

17.
Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

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18.
Entire Agreement. This Agreement, including Exhibit A, any subsequent exhibits, and any exhibits attached hereto, sets forth the entire agreement and understanding of the Parties with respect to the subject matter described herein and supersedes all prior written or oral agreements relating to said subject matter. In the event of any inconsistency between the provisions of this Agreement and Exhibit A, the provisions of this Agreement shall govern. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition. The invalidity or unenforceability of any term or provision of the Parties with respect to the subject matter of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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The foregoing is acknowledged, understood and agreed to effective as of the Effective Date as evidenced by execution of an authorized representative of each Party in the spaces below.

Spero Therapeutics, Inc. By: /s/ Satyavrat Shuka_____ Name: Satyavrat Shukla Title: Chief Executive Officer	Tamara Joseph By: /s/ Tamara Joseph____

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Exhibit A

Privacy and Security Addendum

1.
Definitions.

A.
Capitalized terms not defined in this Privacy and Security Addendum (“Addendum”) herein shall have the meaning ascribed to them in the Agreement.

B.
“Personal Information” means any information that is processed under this Agreement that identifies or that, together or in connection with other information, can be uniquely linked to an individual.

2.
Consultant Obligations.

A.
Consultant represents, warrants and covenants his/her collection, access, use, storage, disposal and disclosure of any Personal Information does and will comply with all applicable privacy and data protection laws.

B.
Consultant shall process Personal Information in accordance with Spero’s written instructions and only as necessary to carry out its obligations pursuant to this Agreement, or as required by applicable law.

C.
Consultant shall take reasonable and appropriate measures to protect Personal Information from loss, misuse and unauthorized access, disclosure, alteration and destruction.

D.
In the event that Consultant discloses Personal Information to a third party, Consultant shall enter into an agreement with such third parties that includes terms consistent with the terms of this Addendum.

E.
Consultant will notify Spero as soon as practicable, but no later than twenty-four (24) hours after Consultant becomes aware that the security, confidentiality or integrity of Personal Information has been compromised and Consultant will fully cooperate with Spero to comply with any obligations that arise from the unauthorized access of the Personal Information.

F.
In the event that Consultant receives an access request, inquiry or complaint from the data subject, Consultant shall not respond without, and then only in accordance with, the prior written approval of Spero, unless required by applicable law. Consultant shall promptly carry out any request from Spero to amend, transfer, or delete, or to provide Spero with a copy of the Personal Information, in whole or in part.

G.
When Personal Information collected by Consultant under the terms of this Agreement is no longer necessary for the performance of Services under this Agreement, Consultant shall securely destroy or, at Spero’s written request, return to Spero or its designee, all Personal Information in Consultant’s possession, custody or control, unless prohibited by applicable law.

H.
Consultant shall notify Spero if it determines that it can no longer meet its obligations under this Addendum and, at Spero’s direction, cease processing Personal Information.

I.
Consultant shall comply with the terms of this Addendum for as long as it is in possession of Personal Information.

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3.
Cross-Border Transfers of Personal Information. Personal Information Consultant provides to Spero, its affiliates or vendors acting on their behalf may be transferred to the United States and other countries which may not provide the same level of protection of Personal Information as the one in which Consultant resides. Spero will handle Personal Information in accordance with Spero policies and applicable law regardless of where Personal Information is processed.

4.
Consultant Consent and Privacy Information.

A.
Consultant hereby consents that Spero and vendors acting on its behalf in order to assist with the Services provided hereunder may collect, use, store and disclose Consultant’s Personal Information provided or collected under this Agreement. Consultant may withdraw consent at any time.

B.
Consultant can exercise his/her right to request access to Personal Information himself/herself by contacting Edwin Sopp of Spero at esopp@sperotherapeutics.com.

C.
Questions or complaints regarding the processing of Personal Information can be sent to Edwin Sopp at esopp@sperotherapetuics.com. Complaints can also be made to the competent supervisory authority.

D.
Personal Information collected and processed for purposes of this Agreement shall be processed and stored by Spero for as long as is necessary to fulfill the purposes of this Agreement.

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